UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Mirant Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Table of Contents

Notice of Annual Meeting of Stockholders – May 9, 2006
General Information
Corporate Governance
Item No. 1 — Election of Directors — Term Ending 2007
Item No. 2 — Ratification of Independent Auditor
Audit Committee Report
Audit and Non-Audit Fees
Executive Officers
Stock Ownership Table
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation Committee Report
Executive Compensation
Five-Year Performance Graph
Mirant Corporation Audit Committee Charter

i

Notice of Annual Meeting of Stockholders – May 9, 2006

The Annual Meeting of Stockholders of Mirant Corporation will be held at 8:00 a.m., Eastern Daylight Time, on Tuesday, May 9, 2006, at Mirant’s Corporate Headquarters, 1155 Perimeter Center West, Atlanta, GA 30338, for the following purposes:

(1)          To elect nine members of the Board of Directors;

(2)          To ratify the appointment of the Company’s independent auditor for 2006; and

(3)          To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

In accordance with the Bylaws and action by the Board of Directors, stockholders owning Mirant common stock at the close of business on March 24, 2006 are entitled to attend and vote at the meeting.

If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

The Proxy Statement, Annual Report and proxy form are included in this mailing.

Even if you plan to attend the meeting, please provide us your voting instructions in one of the following ways as soon as possible:

(1)          Internet – use the Internet address on the proxy form

(2)          Telephone – use the toll-free number on the proxy form

(3)          Mail – mark, sign, and date the proxy form and return in the enclosed postage-paid envelope

By Order of the Board of Directors,

Elizabeth B. Chandler

Corporate Secretary

April 7, 2006

Directions

•                    From the airport or downtown Atlanta:  Take I-85 North to GA 400 North to Exit 5A Dunwoody. Turn right and follow Abernathy Road which becomes Perimeter Center West. Turn right at 3rd light into entrance of 1155 Perimeter Center West. Parking deck entrance is on left just past the building. Visitor parking is on the 3rd level of the parking deck.

•                    From I-285:  Take Exit 29 Ashford Dunwoody Road going north toward Perimeter Mall. Turn left at 5th traffic light on Perimeter Center West. Turn left at the 6th traffic light into the entrance of 1155 Perimeter Center West. Parking deck entrance is on the left just past the building. Visitor parking is on 3rd level of the parking deck.

ii

General Information

Why am I receiving this Proxy Statement?

The Board of Directors of Mirant Corporation is soliciting your proxy for the 2006 Annual Meeting of Stockholders and any adjournments thereof. The meeting will be held at 8:00 a.m., Eastern Daylight Time, on Tuesday, May 9, 2006, at Mirant’s Corporate Headquarters, 1155 Perimeter Center West, Atlanta, GA 30338. This Proxy Statement and proxy form initially are being provided to stockholders on or about April 7, 2006.

What is being voted upon at the meeting?

The election of nine directors for a one-year term and the ratification of the appointment of the Company’s independent auditor for 2006 are being voted on at the meeting. We are not aware of any other matters to be presented to the meeting; however, the holders of the proxies will vote in their discretion on any other matters properly presented.

How do I give voting instructions?

You may give your voting instructions by the Internet, by telephone, by mail or in person at the meeting. Instructions are on the proxy form. The proxy committee, named on the enclosed proxy form, will vote all properly executed proxies that are delivered pursuant to this solicitation and not subsequently revoked in accordance with the instructions given by you.

Can I change my vote?

Yes, you may revoke your proxy by submitting a subsequent proxy or by written request received by Mirant’s Corporate Secretary before the meeting.

Who can vote?

All stockholders of record on the record date of March 24, 2006 may vote. On that date, there were 278,989,863 Mirant Corporation common shares outstanding and entitled to vote.

How much does each share count?

Each share counts as one vote.

What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present or presented by proxy. A quorum is necessary to conduct business at the annual meeting. For the purpose of determining a quorum, abstentions are counted, but shares held by a broker that the broker fails to vote are not (commonly referred to as a “broker non-vote”). Neither an abstention nor a broker non-vote is counted for or against the matters being considered.

What does it mean if I get more than one proxy form?

You will receive a proxy form for each account that you have. Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts online at www.melloninvestor.com or call our transfer agent, Mellon Investor Services, at 1 866 463 1222.

When are stockholder proposals due for the 2007 Annual Meeting of Stockholders?

Stockholder proposals to be considered for inclusion in Mirant’s proxy materials for the 2007 Annual Meeting of Stockholders must be received no later than January 2, 2007. Stockholder proposals must be submitted in writing to our Corporate Secretary at Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338. For stockholder proposals that are not included in Mirant’s proxy materials to be presented at next year’s meeting, you must comply with the requirements set forth in Article II, Section 11(A) of our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the prior year’s Annual Meeting. Accordingly, for Mirant’s 2007 Annual Meeting, the Corporate Secretary must receive the proposal no earlier than January 9, 2007, and no later than February 8, 2007. The proxy solicited by the Board of

Directors for next year’s meeting will confer discretionary authority to vote on any proposal that does not meet these requirements.

Who pays the expense of soliciting proxies?

Mirant pays the cost of soliciting proxies. The officers or other employees of Mirant or its subsidiaries may solicit proxies in order to have a larger representation at the meeting.

Corporate Governance

The implementation of our Plan of Reorganization, in conjunction with our emergence from bankruptcy on January 3, 2006, established a new Board of Directors. Our new Board consists of nine directors who have diverse backgrounds and experience, and is chaired by Edward R. Muller, our President and Chief Executive Officer. A. D. (Pete) Correll serves as lead independent director and is the only director from the prior Board who has continued to serve on our new Board. The lead independent director coordinates the activities of the other non-employee directors, serves as chairman of the Nominating and Governance Committee, presides over meetings of the non-employee directors and serves as the liaison between the non-employee directors and the Chairman of the Board. Each director serves a one-year term and is subject to annual election.

Board Structure and Committee Membership

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. The table below provides information about the membership of these committees since January 3, 2006.

Directors	Audit	Compensation	Nominating & Governance
Thomas W. Cason	* (Chair)
A. D. (Pete) Correll		*	* (Chair)
Terry G. Dallas			*
Thomas H. Johnson		* (Chair)
John T. Miller	*
Edward R. Muller
Robert C. Murray	*
John M. Quain			*
William L. Thacker		*

Mr. Muller was elected as Chairman of the Board, President and Chief Executive Officer on September 30, 2005. The other individuals listed above were elected to Mirant’s Board of Directors by operation of its Plan of Reorganization on January 3, 2006. The process for selection of these individuals was as follows:

•                    Thomas H. Johnson, Robert C. Murray, John M. Quain, William L. Thacker, John T. Miller and Thomas W. Cason were selected by a joint selection committee, comprised of Stuart E. Eizenstat and Robert F. McCullough (members of our Nominating and Governance Committee prior to January 3, 2006), four representatives of The Official Committee of Unsecured Creditors of Mirant Corporation in the Chapter 11 proceedings, and Mr. Muller. These directors were selected from a list of candidates formulated by Russell Reynolds & Associates, Inc., a national search firm;

•                    Terry G. Dallas was selected by a joint selection committee, comprised of representatives of The Official Committee of Equity Security Holders of Mirant Corporation in the Chapter 11 proceedings, Robert F. McCullough (a member of the Nominating and Governance Committee prior to January 3, 2006), and Mr. Muller, from a list of candidates formulated by Russell Reynolds & Associates, Inc;

•                    Under the Plan of Reorganization, A. D. (Pete) Correll remained on the Board as lead independent director.

The new Board of Directors has met twice in 2006.

The table below provides information about the membership of our Board of Directors and its committees during 2005 and prior to our emergence from bankruptcy on January 3, 2006.

Directors	Audit	Compensation	Nominating & Governance	Third Party Claims (1)
A. D. (Pete) Correll	* (2)	* (Chair)
A. W. Dahlberg (3)
Stuart E. Eizenstat	* (4)		* (Chair)	* (Chair)
S. Marce Fuller
David J. Lesar	*	*
Robert F. McCullough	* (Chair)		*	*
James F. McDonald		*
Edward R. Muller (5)
Ray M. Robinson			*	*

(1)          The purpose of the Third Party Claims Committee was to assess and direct the Company’s investigations of potential claims against certain third parties under the Bankruptcy Code or state law in connection with the Company’s Chapter 11 filing. The Third Party Claims Committee met eight times in 2005.

(2)          Mr. Correll was elected to the Audit Committee on December 15, 2005.

(3)          Mr. Dahlberg served as Chairman of the Board until September 30, 2005.

(4)          Mr. Eizenstat served on the Audit Committee until December 15, 2005.

(5)          Mr. Muller was elected to the Board and named Chairman on September 30, 2005.

The prior Board met 13 times in 2005, and no director attended fewer than 75% of the total of the Board meetings and the meetings of the committees upon which he or she served. The Company did not hold an annual meeting in 2005.

Corporate Governance Guidelines

The current Board of Directors approved new Corporate Governance Guidelines and new charters for the Audit, Compensation, and Nominating and Governance Committees that comply with applicable laws and regulations and the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines and all three committee charters are posted on our website at www.mirant.com. Stockholders also may request a copy of the guidelines and charters by writing to the Corporate Secretary at Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338.

The Corporate Governance Guidelines describe the role of the Board and the responsibilities of the directors. They provide that the Board will conduct an annual evaluation to assess and enhance its effectiveness, and the Guidelines direct non-management directors to meet in executive session at least quarterly, with the Company’s lead independent director presiding at these sessions. They also note that directors are expected to attend the Annual Meeting of Stockholders.

Director Independence

The Board has determined that each of the non-employee directors is independent under applicable New York Stock Exchange listing standards and our Corporate Governance Guidelines. This determination was based upon the recommendation of the Nominating and Governance Committee and all relevant facts and circumstances appropriate for consideration in the judgment of the Board. As described in the Corporate Governance Guidelines, the Board applies the following standards in assessing independence:

(1)          No director can qualify as independent if he or she has a material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

(2)          A director is not independent if:

(i)                                     The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company.

(ii)                                  The director, or an immediate family member of the director, has received during any 12-month period during the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) is not considered for purposes of this standard.

(iii)                               The director, or an immediate family member of the director, is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee.

(iv)                              The director is a current employee, or has an immediate family member who is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross annual revenues.

(v)                                 The director is, or in the past three years has been, an executive officer of a charitable organization to which the Company made contributions in an amount which in any single fiscal year exceeds the greater of $1 million or 2% of such charitable organization’s consolidated gross annual revenues.

Director Compensation

Only non-employee directors are compensated for Board service as described below:

•               Annual retainer:  $60,000 per year

•               Equity Compensation:  $75,000 per year, payable 1/3 in restricted stock and 2/3 in stock options

•               Supplemental retainer for Audit Committee Chair:  $20,000 per year

•               Supplemental retainer for Compensation and Nominating and Governance Committee Chairs:  $10,000 per year

•               Supplemental retainer for lead independent director:  $20,000 per year

•               Meeting fees:  $1,500 for each Board or committee meeting

Certain Relationships and Related Party Transactions

John M. Quain became a director of Mirant on January 3, 2006. He is a stockholder of Klett Rooney Leiber & Schloring, P.C., a law firm that provided services to Mirant in 2005. The aggregate amount paid by Mirant to Klett Rooney Leiber & Schloring, P.C. in 2005 was $24,751. Mirant does not intend to retain the services of Klett Rooney Leiber & Schloring, P.C. in 2006.

Audit Committee

The Audit Committee was appointed by the Board on January 3, 2006. Upon recommendation of the Nominating and Governance Committee, the Board of Directors determined that each of the members of the Audit Committee (i) meets the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines and (ii) is financially literate and qualifies as an “audit committee financial expert” as defined in the Securities and Exchange Commission (“SEC”) regulations. The Board has adopted a written charter for the Audit Committee, which is attached as Appendix A to this Proxy Statement. The Audit Committee in place during 2005 also met the independence requirements of the New York Stock Exchange. It met eight times during 2005 and fulfilled all of the duties and responsibilities set forth in its Audit Committee Charter. The new Audit Committee has met three times in 2006. The prior Audit Committee had separate private discussions with the independent auditors and the Vice President of Internal Audit at each regularly scheduled meeting, and the new Audit Committee has continued that practice. The key responsibilities of the Audit Committee are:

•                    Oversight of Mirant’s financial reporting process and oversight of the quality and integrity of Mirant’s financial statements;

•                    Oversight of Mirant’s relationship with its independent auditors and sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, which report directly to the Audit Committee;

•                    Pre-approval of all audit and permitted non-audit services to be provided by the independent auditors as well as the compensation, fees and terms for such services;

•                    Review of the annual internal audit program, major findings and recommendations resulting from internal audits and oversight of the Vice President of Internal Audit, who reports to the Audit Committee;

•                    Review with management and the General Counsel of legal, regulatory and compliance matters that may have a material impact on the financial statements or involve concerns regarding accounting or auditing matters and establishment of procedures related to such concerns; and

•                    Review with management and the independent auditor of the policies for assessing and managing significant risks to the Company.

The Audit Committee Charter grants the Audit Committee the authority to engage independent counsel and other outside advisors. Following the consideration of the qualifications of the members of the engagement team and formal responses from the independent auditor as to its independence, staffing plans and quality controls, the Audit Committee selected KPMG LLP as independent auditor for 2006, subject to ratification by the stockholders at the annual meeting. In connection with the audit for 2006, Mirant entered into an engagement letter with KPMG which contains an exclusion of punitive damages.

Compensation Committee

The Compensation Committee was appointed by the Board of Directors on January 3, 2006. Upon recommendation of the Nominating and Governance Committee, the Board of Directors determined that each of the members of the Compensation Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines. The Compensation Committee in place prior to emergence also met the independence requirements of the New York Stock Exchange and met three times during 2005. The new Compensation Committee has met three times in 2006, and its key responsibilities are:

•                    Oversight of compensation philosophy, amounts, plans, and policies;

•                    Evaluation of the performance of executive officers and approval of their compensation;

•                    Administration of executive compensation plans;

•                    Review of management succession plans; and

•                    Recommendation of compensation for non-employee directors.

The Compensation Committee Charter grants the Compensation Committee the authority to engage independent counsel and other outside advisors.

Nominating and Governance Committee

The Nominating and Governance Committee was appointed by the Board of Directors on January 3, 2006. The Board of Directors determined that each of the members of the Nominating and Governance Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Governance Committee in place prior to emergence also met the independence requirements of the New York Stock Exchange and met four times during 2005. The new Nominating and Governance Committee has met once in 2006, and its key responsibilities are:

•                    Recommendation and implementation of the Corporate Governance Guidelines;

•                    Recommendation to the Board of Directors regarding the composition of the Board and the composition of Board committees;

•                    Oversight of Mirant’s compliance with its Code of Ethics and Business Conduct and review and discussion with management and the General Counsel of legal and regulatory requirements, compliance matters and material litigation; and

•                    Assistance of the Board in identifying qualified individuals to become Board members, recommendation to the Board regarding the selection of director nominees for election at the annual meeting of stockholders, assessment of director independence and Board effectiveness, and development and implementation of Mirant’s Corporate Governance Guidelines.

The Nominating and Governance Committee Charter grants the Committee the authority to engage independent counsel and other outside advisors.

Director Nomination Process

The Nominating and Governance Committee is responsible for identifying qualified individuals to become Board members. The Nominating and Governance Committee will consider written nominations from stockholders for director candidates if submitted in accordance with the Company’s Bylaws. Stockholders making a director nominee recommendation must submit a written notice to the Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338. Recommendations submitted for consideration by the Nominating and Governance Committee in preparation for the 2007 Annual Meeting of Stockholders must be received by January 2, 2007, and must contain the following information:  (a) the name and address of the recommending stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of Mirant’s stock entitled to vote at the meeting; (d) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate’s written, signed consent to serve if elected. The Nominating and Governance Committee will evaluate candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources.

The Corporate Governance Guidelines, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for directors and require that the assessment of potential candidates include independence, business and professional experience (including current public company boards on which a nominee serves), ability to devote sufficient time to the affairs of Mirant, and characteristics of the current Board of Directors, including diversity, age and skills (such as financial expertise, international experience and experience in the energy industry). The Nominating and Governance Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Guidelines and the following minimum qualifications: the highest ethics, integrity and values; an outstanding personal and professional reputation; professional experience that adds to the mix of the Board as a whole; the ability to exercise independent business judgment; freedom from conflicts of interest; demonstrated leadership skills; and the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director. The Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.

Alternatively, as discussed earlier in this Proxy Statement, stockholders intending to appear at an Annual Meeting of Stockholders in order to nominate a candidate for election at the meeting (in cases where the Board of Directors does not intend to nominate the candidate or where the Nominating and Governance Committee was not required to consider his or her candidacy) must comply with the requirements set forth in Article II, Section 11A of the Company’s Bylaws.

Stockholder Communications Policy

Stockholders and other interested parties who wish to send communications to our Board of Directors or independent directors may do so by writing to the Board in care of our Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338. We have also established the following email addresses to which communications intended for directors may be sent and have provided links to these emails on our website:  directors@mirant.com and independent.directors@mirant.com. The Board has instructed the Corporate Secretary to assist the Board in reviewing all communications received as follows:

•                    Customer, vendor or employee complaints will be investigated by management and a log of such complaints will be provided to the Chair of the Nominating and Governance Committee.

•                    Communications containing complaints regarding accounting, internal controls or auditing matters will be investigated in accordance with the procedures established by the Audit Committee.

•                    Solicitations for periodicals or other subscriptions, surveys and business solicitations, and other similar communications generally will not be forwarded to the directors.

Except as described above, the Corporate Secretary will forward (i) written communications addressed to the full Board to the Chairman of the Board; (ii) written communications addressed to the independent directors to the lead independent director; and (iii) written communications addressed to any individual director or directors to the individual(s) to whom the communication is directed. However, materials that are unduly hostile, threatening, illegal or similarly unsuitable generally will not be forwarded.

Item No. 1 — Election of Directors — Term Ending 2007

Director and Nominee Information

All of the nominees for directors currently are directors of Mirant. The following table sets forth information regarding the names, ages and business experience of the current directors, other directorships held by them in public companies, and the length of their service as a director of Mirant. Additional biographical information regarding our directors is available on the Company’s website.

The persons named on the enclosed proxy form will vote, unless otherwise instructed, each properly executed proxy for the election of the nominees outlined below as directors for the one-year term ending in 2007. If any named nominee becomes unavailable for election, the Board may substitute another nominee. In that event the proxy would be voted for the substitute nominee unless instructed otherwise on the proxy form.

The affirmative vote of a plurality of shares present and entitled to vote is required for the election of directors. The director nominee with the most votes for a particular slot is elected for that slot.

The Board of Directors recommends a vote FOR the nominees listed in Item No. 1.

Name	Age	Position and Experience
Thomas W. Cason	63

Director of Mirant since 2006. Owns and manages five equipment dealerships, primarily in support of the agricultural industries. Former Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated (1989-1990); Controller and Vice President, Finance of various Baker Hughes subsidiaries (1977-1989). He is also a director of GlobalSantaFe Corporation.

A. D. (Pete) Correll	64

Director of Mirant since 2000. Chairman of the Board (1993-Present), Chief Executive Officer (1993–2005), and President (1991-2002) of Georgia-Pacific Corporation, manufacturer and distributor of building products, pulp and paper. He is also a director of Norfolk Southern Corporation and SunTrust Banks, Inc.

Terry G. Dallas	55	Director of Mirant since 2006. Former Executive Vice President and Chief Financial Officer of Unocal Corporation (2000-2005), an independent oil and gas company.
Thomas H. Johnson	56

Director of Mirant since 2006. Retired Chairman and Chief Executive Officer (1997-2005) of Chesapeake Corporation, a specialty packaging manufacturer. He is also a director of Universal Corporation and Superior Essex Inc.

John T. Miller	59

Director of Mirant since 2006. Former Chief Financial Officer (1998-2002) and Chief Executive Officer (2001-June 2005) of American Ref-Fuel Company, operator of waste-to-energy generation facilities in the northeastern United States.

Edward R. Muller	54

Chairman, President and Chief Executive Officer of Mirant since 2005. President and Chief Executive Officer (1993-2000) of Edison Mission Energy, a California-based independent power producer. He is also a director of GlobalSantaFe Corporation.

Robert C. Murray	60

Director of Mirant since 2006. Former Chairman (2002-2004) and Interim Chief Executive Officer (2002-2003) of Pantellos Corporation, an e-commerce procurement marketplace for the utility industry and former Chief Financial Officer of Public Service Enterprise Group, an energy and energy services company (1992-2001). He also served as Managing Director of Morgan Stanley & Co., Inc (1987-1991).

John M. Quain	51

Director of Mirant since 2006. Chairman of the Energy and Utility Law Practice Group (2001-present) of Klett Rooney Lieber & Schorling P.C., a law firm involved in strategic planning and regulatory consultative services for energy and utility companies.

William L. Thacker	60

Director of Mirant since 2006. President, Chief Executive Officer, Chairman and Advisor to President and CEO of Texas Eastern Products Pipeline Company, LLC (1992-2002), owner and operator of petroleum product pipelines in the United States. He is also a director of Pacific Energy Partners L.P. and Copano Energy, LLC.

Item No. 2 — Ratification of Independent Auditor

The Audit Committee of the Board appointed KPMG LLP to serve as the Company’s independent auditor for the fiscal year ending December 31, 2006. Although not required by the Company’s Bylaws, the Board is submitting the appointment of KPMG LLP to our stockholders for ratification.

If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee will reconsider its appointment of KPMG LLP as Mirant’s independent auditor for 2006.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of the independent auditor under Item No. 2.

Audit Committee Report

The Audit Committee is responsible for overseeing the Company’s financial reporting process, including supervising Mirant’s relationship with its independent auditor, KPMG LLP, which reports directly to the Committee. The Audit Committee (i) assists the Board in its oversight of the quality and integrity of Mirant’s financial statements, including the financial reporting process and systems of internal control over financial reporting; (ii) is directly responsible for the appointment, compensation, retention and oversight of the independent auditor; and (iii) reviews the appointment, replacement and compensation of the Vice President of Internal Audit, who reports to the Committee.

In discharging its duties and responsibilities, the Audit Committee has:

•               reviewed and discussed Mirant’s audited financial statements for the year ended December 31, 2005 with management and the independent auditors;

•               discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended;

•               reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s evaluation of the Company’s internal control over financial reporting;

•               received from the independent auditors a formal written statement describing all relationships between the auditors and Mirant that might affect the auditors’ independence as required by Independence Standards Board Standard No. 1 and discussed with the independent auditor its independence; and

•               approved a policy authorizing the Audit Committee Chair to pre-approve permitted non-audit services to be performed by the independent auditor and considered whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence.

Management, under the oversight of the Audit Committee, is responsible for establishing a system of internal control over financial reporting and for preparing the Company’s financial statements and reports in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report based on that audit. The Audit Committee relies on the work and assurances of management, including the internal audit department and the independent auditor, who express an opinion on the conformity of Mirant’s annual financial statements to generally accepted accounting principles.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Submitted on April 7, 2006 by the members of the Audit Committee of the Company’s Board of Directors

Thomas W. Cason

John T. Miller

Robert C. Murray

Audit and Non-Audit Fees

Principal Accountant Fees and Services

The following table presents fees for professional audit services and other services rendered by KPMG LLP (in thousands):

	2005	2004
Audit Fees (1)	$12,144	$12,872
Audit-Related Fees (2)	1,292	621
Tax Fees (3)	220	605
All Other Fees (4)	5	382
Total	$13,661	$14,480

(1)                      Audit fees and expenses represent fees billed and expected to be billed for professional services rendered in connection with (a) audits and reviews of the 2005 and 2004 Mirant Corporation consolidated financials in accordance with standards of the Public Company Accounting Oversight Board; (b) audits of various Mirant subsidiary financial statements required by statute or regulation; and (c) consultations on accounting matters reflected in the financial statements.

(2)                      Audit-related fees represent fees billed for professional services rendered in connection with (a) audits of Mirant’s employee benefit plans; (b) internal control reviews; (c) accounting consultation on the implementation of Sarbanes-Oxley Section 404 during 2004; (d) audits of subsidiaries (foreign and domestic) required by debt covenants; (e) reviews of offering memoranda; and (f) document production in connection with legal subpoenas related to various Mirant litigation matters.

(3)                      Tax fees represent fees billed for professional services rendered in connection with (a) tax compliance; (b) consultations related to tax audits and appeals; and (c) technical tax advice on rulings from taxing authorities.

(4)                      All other fees represent fees billed for professional services rendered with respect to various tax aspects of Mirant’s Sarbanes-Oxley Section 404 implementation.

Audit Committee Pre-Approval

The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent auditor, and the compensation, fees and terms for such services. The Committee also has approved an Independent Auditor Policy that requires Audit Committee pre-approval of audit services provided by the independent auditor and any changes in terms and compensation resulting from changes in audit scope, company structure or other matters. The Policy also requires pre-approval by the Audit Committee or its Chairman, the independent auditor’s lead partner, Mirant’s Chief Financial Officer or Controller, and Mirant’s Corporate Secretary of the compensation and terms of service for any permitted non-audit services provided by the independent auditor. Any proposed non-audit services exceeding the pre-approved fee levels previously approved by the Audit Committee or its Chairman require pre-approval by the Audit Committee or its Chairman. The Controller reports quarterly to the Audit Committee on the services performed and fees incurred by the independent auditor for audit and permitted non-audit services during the prior quarter.

Executive Officers

Our executive officers are elected by the Board of Directors annually to hold office until their successors are elected and qualified. The following table sets forth the information regarding the names, ages, titles and business experience of the current executive officers of Mirant. Additional biographical information regarding our executive officers is available on our website.

Name	Age	Position and Experience
Edward R. Muller	54

Chairman, President and Chief Executive Officer of Mirant since 2005. President and Chief Executive Officer (1993-2000) of Edison Mission Energy, a California-based independent power producer. He is also a director of GlobalSantaFe Corporation.

Robert M. Edgell	59

Executive Vice President and U.S. Region Head of Mirant since 2006. Executive Vice President and General Manager, Asia-Pacific Division of Edison Mission Energy (1996 – 2005). Seven years in management and engineering positions with Southern California Edison.

James V. Iaco, Jr.	61

Executive Vice President and Chief Financial Officer of Mirant since 2005. Senior Vice President and President, Americas Division (1998 – 2000), and Senior Vice President and Chief Financial Officer (1994 – 1998) of Edison Mission Energy

S. Linn Williams	59

Executive Vice President, General Counsel and Chief Compliance Officer of Mirant since 2005. Senior Vice President and President, European Division (1998 – 2000), and Senior Vice President and General Counsel (1994 – 1998) of Edison Mission Energy.

Vance N. Booker	52	Senior Vice President, Administration of Mirant since 1999. Vice President, Administration of Mirant (1996 – 1999).
James R. (J.R.) Harris	56	Senior Vice President and Philippines Region Head of Mirant since 2005. Vice President, Caribbean (2002 – 2005) and Vice President, South America and Caribbean (1999-2002) of Mirant.
Thomas E. Legro	54

Senior Vice President, Principal Accounting Officer and Controller of Mirant since 2005. Vice President, Chief Accounting Officer and Corporate Controller of National Energy & Gas Transmission, Inc. (2001 – 2004), and Vice President and Corporate Controller of Edison Mission Energy (1994-2001).

William P. von Blasingame	47	Senior Vice President and General Manager, Caribbean of Mirant since 2005. Chief Financial Officer and Vice President of Asia-Pacific Division of Edison Mission Energy (1999 – June 2005).

Stock Ownership Table

Common Stock Ownership of Directors, Executive Officers, and Certain Beneficial Owners

The following table shows the beneficial ownership of Mirant common stock as of March 20, 2006 for directors and named executive officers of the Company. The shares owned by all directors and named executive officers as a group constituted less than one percent of the total number of shares of Mirant common stock outstanding as of March 20, 2006. Mirant has no known beneficial owner of more than 5% of Mirant common stock.

	Total Beneficial Ownership (1)	Common Shares Beneficially Owned (2)	Non-Convertible Economic Interests (3)	Shares Individuals Have Rights to Acquire within 60 days (4)

Thomas W. Cason	1,000	1,000	—	—
A. D. Correll	100	100	—	—
Terry G. Dallas	2,000	2,000	—	—
Thomas H. Johnson	—	—	—	—
John T. Miller	13	13	—	—
Edward R. Muller	—	—	—	—
Robert C. Murray	—	—	—	—
John M. Quain	—	—	—	—
William L. Thacker	—	—	—
M. Michele Burns	—	—	—	—
Vance N. Booker	—	—	—	—
S. Marce Fuller	—	—	—	—
Douglas L. Miller	—	—	—	—
Curt A. Morgan	—	—	—	—
Directors and Executive Officers as a Group (13 people)	3,113	3,113	__	__

(1)                                  “Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof. This column includes ownership interests in Mirant common shares, non-convertible economic interests, and shares individuals have rights to acquire within 60 days (as of 3/20/2006).

(2)                                  Indicates shares of Mirant common stock beneficially owned. Shares indicated are included in the Total Beneficial Ownership column.

(3)                                  Indicates stock units and performance restricted stock units held in various benefit plans. Although these rights track the market value of Mirant common stock, they are payable in cash and are not convertible into common stock.

(4)                                  Indicates shares of Mirant common stock that certain directors and executive officers have the right to acquire within 60 days by exercising stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Mirant directors and executive officers to file reports with the SEC showing their holdings of and transactions in Mirant securities. It is generally the practice of the Company to file the forms on behalf of these directors and executive officers. Based on a review of such reports, Mirant believes that all such forms have been timely filed for 2005.

Compensation Committee Report

The Compensation Committee is responsible for establishing and administering the compensation and benefits programs for Mirant’s top executives. The Compensation Committee reviews and approves compensation for Mirant’s Chief Executive Officer (subject to ratification by the Board’s independent directors) and reviews and approves compensation for any corporate Senior Vice President or above, including salary, short-term and long-term incentives, stock compensation and any other executive benefits. The Committee also reviews and approves performance measures in the short-term and long-term incentive plans and provides oversight and guidance in the development of compensation and benefit programs for all employees of the Company.

The Committee has retained Hewitt Associates to provide advice on compensation levels and expertise on compensation strategy and program design.

Compensation Philosophy

In determining the compensation for Mirant’s executive officers in 2005, the Compensation Committee’s main focus was creating a “pay for performance” culture and ensuring that the Company’s programs achieve the following objectives through a combination of fixed and variable compensation:

•                    Providing a total compensation opportunity that is consistent with market practices and that provides competitive compensation, enabling Mirant to attract and retain qualified executives;

•                    Motivating employee performance by creating a direct link between the compensation payable to each executive officer and the financial performance of Mirant; and

•                    Creating a further link between the interests of the stockholders and the interests of executives.

While Mirant was in bankruptcy from July 2003 through December 2005, Mirant suspended its long-term incentive program and did not grant any such incentives to its executives during that time.

Since Mirant’s emergence from bankruptcy in 2006, the Compensation Committee has reintroduced this common interest between Mirant’s executive officers and its stockholders through the use of stock options and other stock awards that link a significant portion of each executive officer’s compensation opportunity directly to the value of Mirant’s common stock.

Components of Compensation

Mirant utilizes base salary, short-term incentives, long-term incentives and benefits as components of the total compensation package. The availability and level of offering are defined primarily by the market prevalence of the offering and the overall market value of the programs, to ensure Mirant’s competitiveness in order to attract and retain our executives.

The Compensation Committee annually reviews Mirant’s compensation policies and programs in light of this philosophy and competitive practices.

Base Salary

The Committee establishes the base salary of each executive officer by comparison to competitive market levels for the executive’s job function. A compensation comparison was conducted utilizing a broad group of companies (60-70) of comparable size to Mirant, including specific competitors. Mirant believes it competes with this group of companies for the services of talented employees.

As a whole, Mirant’s base salaries generally approximate the median level of such competitive rates and may be adjusted based on individual performance. Salaries are reviewed at regular intervals, approximately annually, in order to maintain competitive market levels of compensation.

In September 2005, prior to its emergence from bankruptcy, Mirant hired Edward R. Muller as its Chief Executive Officer. Shortly thereafter, the Company replaced most of its existing senior management. In doing so, the Company paid from the 50th to the 75th percentile in base salaries with substantial long-term incentive grants in order to attract the caliber of talent needed to execute a demanding business plan.

Short-Term Incentive

The short-term incentive program is a performance-based, goal-driven plan that gives participants the opportunity to earn annual cash bonuses relative to their specific target bonus, as a percentage of base salary.

For 2005 the Committee established annual bonus targets based on two corporate performance measures in line with the Company’s business plan. The two corporate goals applicable to all bonus-eligible U.S. employees were: (1) Mirant’s earnings before interest, taxes, depreciation and amortization (EBITDA), and (2) Mirant’s year-end cash from operations less capital expenditures. These measures were the primary determinants of each employee’s total bonus opportunity. Performance targets associated with a range of bonus payouts were established for each goal. Additionally, environmental, safety and health performance was to be considered. These goals and targets were established to focus management on the business metrics considered critical to Mirant’s success in another very challenging year. Individual performance was the secondary factor in determining the amount of each individual’s bonus opportunity.

The target annual incentives are set at the median level of competitive rates. When combined with base salary, executives are positioned to earn approximately the median total cash compensation when compared to the competitive market. The maximum payout of the short-term incentive plan is two times the individual target award and is intended to reward what is considered exceptional performance. In a year when performance warrants a short-term incentive payout greater than target, the executive’s cash compensation will be above market median and may be closer to the 60th to 75th percentile. In 2005 the percentage of an employee’s target bonus that was based on the corporate performance increased with his or her level in the corporation. At the senior executive level, more than 80% of an individual’s bonus is based on corporate performance. In addition to the corporate goals, each employee’s target bonus has a portion based on his or her individual goals.

Based on the above goals, the Compensation Committee evaluated Mirant’s performance for 2005. The Chief Executive Officer and the Compensation Committee evaluated Mirant’s performance against the previously stated corporate goals, and management recommended, and the Committee approved, a corporate bonus payout for employees of 68% of target under the predefined plan.

A breakdown of the percentage of total bonus dollars paid to various employee groups for 2005 is shown below:

Executive Officers	4.0%
Other Mirant Officers	9.0%
Other employees	87.0%

Long-Term Incentives

No long-term incentives had been granted to employees since March 2003. In January 2006 Mirant reintroduced this competitive component of pay. Long-term incentives are a very powerful compensation tool in directly linking the interests of executives with those of our stockholders.

Mirant utilized stock options and restricted stock in its 2006 long-term incentive grant. In determining to use such vehicles, the Company weighed the performance-related attributes and the perceived value of such grants relative to the compensation expense. In determining the eligibility for and size of grants, the Company determined to use the 50th percentile market equivalent economic value for employees where long-term incentives are a prevalent component of pay. In addition, in conjunction with the Company’s emergence from bankruptcy, a small group of executives and other employees received a long-term incentive grant that was in excess of the market-equivalent. This increased grant was intended to further align the compensation of these individuals with stockholders, in addition to motivating and rewarding long-term performance.

Stock options and restricted stock were granted to eligible employees and delivered on two separate dates, one 10 days  after emergence from bankruptcy and the other 45 days after emergence from bankruptcy. The grant, in total, comprises the 2006 long-term incentive grant, and the timing was intended to help mitigate the impact of any potential volatility of the newly traded stock.

Options were granted at fair market value. Both options and restricted stock vest 33-1/3% ratably over three years unless otherwise stipulated in an employment agreement. The majority of the 2006 long-term incentive grants for newly hired executives vest 25% at 6, 12, 24 and 36 months. However, for these recently hired executives, all restricted stock units are deferred until termination.

As a result of these long-term incentive grants, approximately 3,150,000 shares (less than 1% of our common shares outstanding) were issued to approximately 265 employees.

Benefits

In addition to Mirant’s Savings Plan (a 401(k) and profit sharing plan that covers eligible U.S. employees), the senior executives also participate in a non-qualified supplemental benefit plan. The plan is considered market-competitive and is intended to compensate for the Internal Revenue Service limitations of salary in the qualified 401(k) plan. A non-qualified deferred compensation plan will be available to senior executives in April 2006 for deferrals of base and short-term incentive compensation.

Perquisites

Mirant provides a perquisite allowance to the Chief Executive Officer and certain other officers. The allowance is intended to be used by these officers to pay for tax or financial/estate planning. At the highest level, it might also include an amount for membership in a business club. The amounts range from $9,000 to $21,000 per annum and are fully taxable to the officers.

Retention Compensation

During the bankruptcy process and in order to stabilize business operations during the Company’s restructuring, the Company implemented a Key Employee Retention Program (KERP), which was approved by the bankruptcy court in January 2004. The KERP provided for retention incentive payments equal to a certain percentage of an eligible employee’s base salary, which ranged from 40-100%. This program included individual contributors and key management. For officer-level participants, the payments were made on three dates timed with key milestones in the bankruptcy case and included a performance mechanism. The last payment to executives was made in January 2006 when the Company emerged from bankruptcy. No subsequent payments will be made under the KERP.

Executive Severance

Mr. Muller replaced Ms. Fuller as Chief Executive Officer in September 2005, and Ms. Fuller received severance pay at that time. As the Company prepared to emerge from bankruptcy, there was a further restructuring of many of its management positions in late 2005 and early 2006. As part of this process, Ms. Burns, Mr. Morgan, and Mr. Miller left the Company and received severance pay.

Compensation of the Chief Executive Officer

Base Salary

Mr. Muller joined Mirant on September 30, 2005 and serves as Mirant’s Chairman, President and Chief Executive Officer. During 2005 Mr. Muller’s base salary was $1,000,000 per annum. This amount remains unchanged for 2006.

Short-term Incentive

Mr. Muller’s target bonus is 100% of base salary, or $1,000,000, as agreed upon in his employment agreement. For 2005 this amount was pro-rated and paid at target.

Long-term Incentives

Pursuant to the terms of his employment agreement, Mr. Muller received a long-term incentive grant in 2006 with an economic value of $12,000,000. This award consisted of 2/3 stock options and 1/3 restricted stock units. The restricted stock will not be paid until termination of employment.

Policy Pursuant to Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. Mirant has undertaken to qualify substantial components of the incentive compensation it makes available to its executive officers for the performance exception to non-deductibility. However, in appropriate circumstances, it may be necessary or appropriate to pay compensation or make special incentive or retention awards that do not meet the performance based exception and therefore may not be deductible by reason of Section 162(m). In 2005, no compensation over $1M was deductible under the provisions of Section 162(m).

Submitted on April 7, 2006 by the members of the Compensation Committee of the Company’s Board of Directors

Thomas H. Johnson

A. D. (Pete) Correll

William L. Thacker

Executive Compensation

Employment Contracts

Mirant has entered into employment agreements with certain of the executive officers named in the Summary Compensation Table. The compensation provided for in each employment agreement is discussed below. Amounts are paid immediately if the employee dies, becomes disabled, or is terminated without cause. The Board has sole responsibility for administering these agreements.

Edward R. Muller Employment Agreement

Effective September 30, 2005, Mirant entered into an employment agreement with Mr. Muller. This agreement provides for compensation and benefits during the three-year term of the agreement, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Muller’s base salary is $1 million per year, and the Board evaluates Mr. Muller’s compensation annually. In addition, Mr. Muller’s target bonus level during the term of his employment will be no less than 100% of base salary with a maximum of two times the target. Upon emergence from Chapter 11, Mr. Muller received a long-term incentive grant with an aggregate economic value of $12 million which was granted as a combination of stock options and restricted stock. Beginning with fiscal year 2007 and for each year thereafter, Mr. Muller is eligible to receive additional equity-based compensation under Mirant’s long- term incentive plan in effect at the time of such award.

In the event Mr. Muller is terminated by Mirant without cause (as defined in the Agreement), he will receive two times his base salary plus two times his target bonus. If he is terminated in conjunction with a change of control, Mr. Muller will receive three times his base salary plus three times his target bonus or his actual annual bonus for the year preceding a change in control, if higher than target.

S. Marce Fuller Separation Agreement and Release of Claims

Effective December 30, 2004, Mirant entered into a Separation Agreement and Release of Certain Claims with Ms. Fuller. In general, the agreement provided for the payment by Mirant of a lump sum separation payment to Ms. Fuller of $3.4 million upon the termination of Ms. Fuller’s active employment with Mirant. In addition, the agreement provided that Ms. Fuller would be paid her 2004 short-term incentive at her target incentive amount of $850,000. In exchange, Ms. Fuller released all rights and claims under her change in control agreement with Mirant, which would have provided severance protection of three times her base salary and bonus.

The terms of the agreement were approved by the bankruptcy court and were agreed to by all of Mirant’s bankruptcy committees. Ms. Fuller was not covered under the KERP.

In October 2005 Mirant entered into an agreement pursuant to which Ms. Fuller was paid a pro-rated short-term incentive payment of $637,500 related to her employment with the Company through September 30, 2005.

Ms. Fuller did not have an employment agreement.

M. Michele Burns Employment Agreement

Effective April 14, 2004, Mirant entered into an employment agreement with M. Michele Burns. This agreement provided for compensation and benefits during the three-year term of the agreement, commencing on May 1, 2004. Under the terms of the agreement, Ms. Burns’ base salary was $600,000 a year and Mirant was to evaluate her compensation on a yearly basis. In addition, Ms. Burns’ target bonus level during the term of her employment was no less than 75% of her base salary with a maximum of two times her target. Upon joining Mirant in May 2004, Ms. Burns received a make-whole payment of $1.5 million. Ms. Burns received a make-whole payment of $1,000,000 on April 1, 2005 and, contingent on her continued employment, was to receive an additional make-whole payment of $500,000 on April 1, 2006. Upon emergence from Chapter 11, Ms. Burns received a bonus of $1,200,000. Retention bonuses in the amount of $500,000 each were to have been awarded on April 1, 2006 and April 1, 2007. Additionally, Ms. Burns was eligible to receive the equivalent of her base salary under the same terms as those in place for the KERP.

On November 2, 2005, Ms. Burns entered into a memorandum of understanding to clarify the interpretation of certain provisions of her existing employment agreement. Ms. Burns resigned as Chief Financial Officer of the Company on November 15, 2005. Under this memorandum, Mirant agreed that Ms. Burns’ resignation as Chief Financial Officer triggered a Good Reason clause in her contract and thus she was paid severance of two times her base salary and target bonus. All outstanding retention and make-whole payments also were paid in addition to her pro-rated 2005 short-term incentive, at target. Ms. Burns’ employment with Mirant terminated effective January 6, 2006.

Curtis A. Morgan Employment Agreement

Effective September 1, 2003, Mirant entered into an employment agreement with Curtis A. Morgan. This agreement provided for compensation and benefits during the two-year term of the agreement. Under the terms of the agreement, Mr. Morgan’s base salary was at least $360,000 a year and Mirant was to evaluate Mr. Morgan’s compensation on a yearly basis. In addition, Mr. Morgan’s target bonus was 65% of base salary with a maximum of two times the target. Mr. Morgan received lump sum retention bonuses of $50,000 each on January 1, 2004 and May 1, 2004. Mr. Morgan also was eligible to receive lump sum retention bonuses of $50,000 on September 1, 2004 and $100,000 on January 1, 2005, which he waived as part of his inclusion in the KERP. Mr. Morgan’s employment with Mirant terminated effective January 3, 2006.

Douglas L. Miller Employment Agreement

Effective October 1, 1999, Mirant entered into an employment agreement with Douglas L. Miller which expired on October 1, 2004. This agreement provided for compensation and benefits during its five-year term. Under the terms of the agreement, because Mr. Miller was still employed by the Company on September 30, 2004, his retirement payments will be calculated with five years of additional service included in the pension and supplemental executive retirement plan calculations.

Key Employee Retention Program

In September 2004, the Company entered into a Key Employee Retention Program and Change in Control Release Agreements with Mr. Booker, Mr. Miller and Mr. Morgan.

In general, these Agreements provided for the waiver and termination of any change in control rights and agreements that the employee may have had against the Company in exchange for the employee’s participation in the KERP and the KERP Enhanced Severance Program. The Agreements also provided for the waiver of any previously awarded retention or severance benefits and of any administrative claims that the employee may have had on account of any retention agreement, employment agreement, severance agreement or other employee benefit plan.

As part of the Agreements, each of the above named executive officers became eligible for the KERP Enhanced Severance Program for one year after emergence from Chapter 11. In the event of a termination without cause, including a constructive termination, each was eligible for a severance payment equal to 24 months’ base salary plus target short-term incentive and 24 months of medical benefits.

Change In Control Arrangements

Mr. Muller has a change in control arrangement as part of his employment contract, the terms of which are described above under “Edward R. Muller Employment Agreement”.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks or insider participation in compensation decisions.

Summary Compensation Table

The following table sets forth information regarding compensation paid in 2005, 2004 and 2003 to our Chief Executive Officer and our named executive officers serving as of December 31, 2005.

		Annual Compensation			Long-Term Compensation(4)
					Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Number of Securities Underlying Stock Options (#)(5)	All Other Compensation ($)(6)
Edward R. Muller Chairman of Board, President & Chief Executive Officer (7)	2005	254,795	254,795	5,250	—	—	17,712

S. Marce Fuller	2005	670,193	637,500	15,952	—	—	3,454,536
President & Chief Executive	2004	841,803	850,000	38,736	—	—	38,731
Officer (8)	2003	800,000	173,643	100,303	1,620,000	500,000	37,125

M. Michele Burns	2005	600,000	2,893,750	18,000	—	—	3,707,138
Executive Vice President, Chief Financial Officer & Chief Restructuring Officer (9)	2004	401,639	2,186,100	18,000	—	—	23,798

Curtis A. Morgan	2005	493,534	375,000	18,000	—	—	295,754
Executive Vice President & Chief	2004	427,350	543,483	18,000	—	—	32,559
Operating Officer (10)	2003	156,822	124,000	—	—	—	8,331

Douglas L. Miller	2005	379,192	209,000	18,000	—	—	238,847
Senior Vice President & General	2004	375,000	298,313	18,000	—	—	28,956
Counsel	2003	349,795	62,708	—	395,000	125,000	36,364

Vance N. Booker	2005	292,575	125,000	18,000	—	—	153,134
Senior Vice President	2004	280,000	229,740	18,000	—	—	12,844
Administration	2003	267,301	140,500	—	233,000	75,000	12,956

(1)          Bonuses in this column include payments to Ms. Burns and Mr. Morgan pursuant to their employment agreements. To recruit Ms. Burns from her former employer in May 2004, Mirant paid $1,500,000 as the first of three potential “make-whole payments” at the commencement of her employment. In 2005, Mirant paid the remainder of these, as well two retention payments, which totaled $2,500,000. During 2004, Mr. Morgan received two retention payments worth $100,000, which had been agreed to at the commencement of his employment in August 2003.

(2)                For each officer, Other Annual Compensation includes a perquisite allowance. The amounts of the allowance range from $18,000 to $21,000 per year and are fully taxable to the officers. The perquisite allowance is intended to pay for items such as tax or financial/estate planning and business club memberships. Ms. Fuller’s allowance included an additional $200 per year allotted to personal security. During a portion of 2004 and all of 2003, Mirant owned fractional shares of a business aircraft which Ms. Fuller used at  a cost to Mirant of $17,736, and $79,704, respectively. Mirant no longer owns any shares in an aircraft.

(3)          During 2005, Mirant did not grant any Restricted Stock Awards. All restricted stock awards listed above were cancelled on January 3, 2006 by operation of Mirant’s Plan of Reorganization. The values shown reflect the value of the restricted stock unit on the date of the grant. No dividends are paid on restricted stock units. Over the past three years, Mirant has granted two types of Restricted Stock, described as follows: (1) Restricted Stock Units paid in cash – granted in 2003, these units are payable in cash based upon the price of Mirant common stock on the vesting date. The outstanding units from these grants vested on March 2005 or have otherwise been forfeited upon termination; and (2) Restricted Stock Units paid in stock – granted in 2003, these units are paid in shares of stock. One-half of these units vest in shares on each of the first and second anniversary dates of the grant date.

(4)          Mirant does not have any long-term incentive plans other than stock options and restricted stock. Therefore, no LTIP Payout is included in the table.

(5)          All outstanding stock options were cancelled on January 3, 2006 by operation of Mirant’s Plan of Reorganization.

(6)          Includes amounts attributable to severance payments, retention payments under the KERP, unused vacation payout, and contribution to savings/retirement programs.

Severance payments were made to Ms. Fuller and Ms. Burns in 2005. Ms. Fuller received severance of $3,411,619 and was paid $12,636 for unused vacation. Ms. Burns received severance of $3,600,000 and was paid $27,516 for unused vacation.

Payments were made to Mr. Morgan, Mr. Miller, and Mr. Booker under the KERP, which was in place during bankruptcy. In 2005, Mr. Morgan received $230,000, Mr. Miller received $187,500, and Mr. Booker received $140,000.

Also includes contributions to the Mirant Services Employee Savings Plan (ESP), Profit Sharing Arrangement within the Mirant Services Employee Savings Plan, as well as defined contribution related accruals under the Mirant Services Supplemental Benefit Plan (SBP). The breakout of the 2005 contributions is provided in the following table:

	ESP ($)	Profit Sharing ($)	SBP ($)

Edward R. Muller	2,362	6,300	9,049
S. Marce Fuller	6,300	—	23,981
M. Michele Burns	9,450	13,413	56,758
Curtis A. Morgan	9,450	13,413	42,891
Douglas L. Miller	9,450	13,413	28,484
Vance N. Booker	9,450	—	3,684

(7)          Mr. Muller was hired effective September 30, 2005. The salary amount represents his partial year earnings for 2005.

(8)          Ms. Fuller was terminated on October 1, 2005. The salary amount represents her partial year earnings for 2005.

(9)          Ms. Burns was hired effective May 20, 2004. The salary amount represents her partial year earnings for 2004.

(10)          Mr. Morgan was hired effective August 25, 2003. The salary amount represents his partial year earnings for  2003.

Stock Option Grants in 2005

Mirant did not grant any stock options in 2005.

Aggregated Stock Option Exercises in 2005 and Year-End Option Values

	Number of		Number of Securities		Value of Unexercised
	Shares	Value	Underlying Unexercised		In-the-Money Options at
	Acquired on	Realized	Options at Year-End (#)(2)		Year-End ($) (3)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward R. Muller	—	—	—	—	$ 0	$ 0
S. Marce Fuller	—	—	—	—	$ 0	$ 0
M. Michele Burns	—	—	—	—	$ 0	$ 0
Curtis A. Morgan	—	—	—	—	$ 0	$ 0
Douglas L. Miller	—	—	290,459	41,667	$ 0	$ 0
Vance N. Booker	—	—	247,344	25,000	$ 0	$ 0

(1)                                  The Value Realized is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares or rights at the time of exercise above the exercise price.

(2)                                  All outstanding stock options were cancelled on January 3, 2006 by operation of Mirant’s Plan of Reorganization.

(3)                                  These columns represent the excess of the fair market value of Mirant’s common stock of $1.32 per share, as of December 31, 2005, above the exercise price of the options. The amounts under the Exercisable column report the value of options that are vested and therefore could be exercised. The unexercisable column reports the value of options that are not vested and therefore could not be exercised as of December 31, 2005.

Long-Term Incentive Plans – Awards in 2005

Mirant did not grant any long-term incentive awards in 2005.

Pension Plan Table

The following table shows the estimated annual pension benefit payable (rounded to $000) at normal retirement age (65) under Mirant’s qualified pension plan, non-qualified pension plans and pension-related contracts, based on the stated compensation (rounded to $000) and years of Accredited Service with Mirant’s subsidiaries.

	Annual Years for Years of Service Indicated
Average Annual Compensation	10	15	20	25	30

$ 250,000	$40,700	$60,550	$80,400	$100,750	$120,400
500,000	83,200	124,300	165,400	207,000	247,900
750,000	125,700	188,050	250,400	313,250	375,400
1,000,000	168,200	251,800	335,400	419,500	502,900
1,250,000	210,700	315,550	420,400	525,700	630,400
1,500,000	253,200	379,300	505,400	632,000	757,900
1,750,000	295,700	443,050	590,400	738,250	885,400

Pension benefits are calculated using a final average pay formula and are based on a single life annuity without reduction for joint and survivor annuities. Compensation for pension purposes is limited to the average of the highest three (five for Mr. Miller) of the final 10 years’ compensation. For Ms. Fuller, compensation is base salary plus the excess of short-term incentive compensation over 10 percent of base salary. For the other executive officers listed in the Summary Compensation Table, it is base salary plus the excess of short-term incentive compensation over 15 percent of base salary. Accredited service at December 31, 2005, is as follows:  Mr. Miller – 5.6 years; and Mr. Booker – 29.3 years. A reduced benefit formula applies to Mr. Miller and his service for benefit calculation purposes was frozen on April 2, 2001. Accredited service for Ms. Fuller at October 1, 2005 is  20.3 years. Mr. Muller, Ms. Burns and Mr.  Morgan are excluded from the table because they are not eligible to receive a defined benefit pension; they are covered under a defined contribution program.

In 2002 and 2003 the Company purchased individual annuity contracts for certain employees who were eligible for non-tax qualified pension plans and met certain age, years of service and benefit requirements. These annuities provide the same after-tax benefit at retirement and offset amounts otherwise payable by the Company under existing non-tax qualified pension plans. They are not intended to increase a participant’s pension benefit.

Five-Year Performance Graph

The performance graph below compares the cumulative total stockholder return on Mirant’s common stock with the Standard & Poor’s Multi-Utility Index and the Standard & Poor’s 500 Index since the first day of trading on the date after our initial public offering. The graph assumes that $100 was invested on December 31, 2000 in Mirant’s common stock and each of the above indices, and that all dividends are reinvested. The stockholder return shown below may not be indicative of future performance.

Total Return To Stockholders

(Includes reinvestment of dividends)

	ANNUAL RETURN PERCENTAGE
	Years Ending
Company / Index	Dec01	Dec02	Dec03	Dec04	Dec05
MIRANT CORP	-43.42	-88.33	-79.14	-1.28	242.86
S&P 500 INDEX	-11.89	-22.10	28.68	10.88	4.91
S&P 500 MULTI-UTILITIES INDEX	-77.82	-68.41	40.17	19.22	17.04

	Base	INDEXED RETURNS
	Period	Years Ending
Company / Index	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
MIRANT CORP	100	56.58	6.60	1.38	1.36	4.66
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 MULTI-UTILITIES INDEX	100	22.18	7.00	9.82	11.71	13.70

EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN OR

ACCOMPANYING THIS PROXY STATEMENT

This Proxy Statement is being distributed to stockholders as part of a larger publication containing other documents and information of interest to stockholders concerning the Annual Meeting. The reports of the Audit Committee and Compensation Commmittee and the Five-Year Performance Graph shall not be deemed to be filed or incorporated by reference into any filing with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

This Proxy Statement is accompanied or preceded by Mirant’s 2005 Annual Report on Form 10-K. The 2005 Annual Report on Form 10-K , which includes audited consolidated financial statements and other information about Mirant, is not incorporated in the Proxy Statement is not deemed to be part of the proxy soliciting material.

APPENDIX  A

Mirant Corporation Audit Committee Charter

Adopted January 3, 2006

Mirant Corporation

Audit Committee

Charter

The Audit Committee is charged with responsibility for oversight of the Company’s financial reporting process, including supervising the Company’s relationship with its registered public accounting firm (“Auditor”). The Auditor shall report directly to the Committee. The Committee shall have the sole authority and responsibility to select, evaluate and, where appropriate, replace the Auditor.

I.              Purpose

The Committee’s purpose is to assist board oversight of the:

•                                            Quality and integrity of the Company’s financial statements

•                                            Company’s compliance with legal and regulatory requirements

•                                            The Auditor’s qualifications, independence and performance, and

•                                            Performance of the Company’s internal audit function.

II.            Membership

The Committee shall consist of at least three independent directors. For purposes hereof, the term “independent” shall mean a director who meets the New York Stock Exchange (“NYSE”) standards of independence for directors and audit committee members and who qualifies as independent in accordance with the Company’s Corporate Governance Guidelines, as determined by the Board. Each member of the Committee must be financially literate, as determined by the Board, or shall become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee must be an “audit committee financial expert” as determined by the Board in accordance with SEC rules. Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The Committee and its Chair shall be appointed annually by the Board of Directors, based upon the recommendation of the Nominating and Governance Committee.

III.           Meetings

The Committee shall meet at least four times each year at such times and places as the Committee shall determine. A majority of the members of the Committee shall constitute a quorum. Management of the Company (including the Chief Financial Officer, the General Counsel and Corporate Secretary), the Vice President of Internal Audit and the Auditor may attend each meeting or portions thereof as required by the Committee. The Committee shall provide an open avenue of communications between the internal auditors and the Auditor and the Committee. The Committee periodically shall meet separately in private sessions with each of management, the Vice President of Internal Audit, and the Auditor. The Committee shall report on its activities to the Board of Directors on a regular basis.

IV.           Authority, Duties and Responsibilities

The key responsibilities of the Committee in carrying out its oversight function shall include the following:

Oversight of the Company’s Relationship with the Auditor

                        Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the Auditor (including resolution of disagreements between management and the Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. In this regard, the Committee shall exercise sole authority to appoint, evaluate, and, as necessary, replace the Auditor. The Auditor shall report directly to the Committee.

•                    At least annually, obtain and review a report by the Auditor describing any relationships between the firm and the Company and any other relationships that may adversely affect the independence of the Auditor, and consider the independence of the Auditor, including whether its performance of permissible non-audit services is compatible with its independence.

•                    Pre-approve all audit and permissible non-audit services to be provided by the Auditor, and establish policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the Auditor.

•                    Review with the Auditor any audit problems or difficulties and management’s response, including any restrictions on the scope of the Auditor’s activities or on access to requested information, and any significant disagreements between management and the Auditor.

•                    At least annually, obtain and review a report by the Auditor describing:  the Auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or Public Company Accounting Oversight Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities.

•                    Set clear hiring policies for employees and former employees of the Auditor.

Financial Reporting and Disclosure Matters

•                    Review and discuss with management the Company’s financial reporting process, financial statements and major disclosures, the adequacy and effectiveness of the Company’s system of internal controls and disclosure controls and procedures and the Disclosure Committee Charter.

•                    Review and discuss with the Auditor the Company’s system of internal controls, financial statements and related disclosures, the adequacy of the Company’s financial reporting process and the scope of the independent audit, and receive from the Auditor reports required by rules of the Securities and Exchange Commission.

•                    Meet to review and discuss with management and the Auditor the Company’s annual audited financial statements and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its critical accounting policies and practices, prior to the filing of the annual report on Form 10-K and the quarterly reports on Form 10-Q.

•                    Review and discuss with management and the Auditor their analyses of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, the appropriateness of accounting principles followed by the Company, significant changes in the Company’s selection or application of accounting principles, and major issues regarding the Company’s accounting principles and financial statement presentations.

•                    Discuss earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

•                    Prepare a report for inclusion in the Company’s proxy statement, disclosing that the Committee reviewed and discussed the audited financial statements with management and discussed with the Auditor the matters required by SAS 61 (Codification of Statement of Auditing Standards, AU§380) and, based upon these discussions, recommend to the Board of Directors whether the audited financial statements should be included in the annual report on Form 10K.

Oversight of the Company’s Internal Audit Function

•                    Review the appointment, replacement and compensation of the Company’s Vice President of Internal Audit, who shall report to the Committee.

•                    At least annually, review the qualifications of senior Internal Audit department personnel and internal quality control procedures.

•                    At least annually, review the annual internal audit program in terms of scope of audits conducted or scheduled to be conducted, and review the internal audit department budget and staffing levels.

•                    Review and discuss with the Company’s Vice President of Internal Audit major findings and recommendations resulting from internal audits, special projects and investigations conducted across the Company.

Compliance Oversight Responsibilities

•                    Annually review procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•                    Review and approve a Code of Ethics for Senior Financial Officers which shall provide for an annual certification as to compliance by such senior financial officers.

•                    Review and discuss with management and the General Counsel, legal, regulatory and compliance matters that may have a material impact on the Company’s financial statements or involve concerns regarding questionable accounting or auditing matters.

Risk Oversight Responsibilities

•                    Review and discuss with management, the Auditor, and the Company’s Vice President of Internal Audit, and the Chief Risk Officer, the Company’s policies for assessing and managing significant risks and exposures and assess the steps management has taken to manage such risks and exposures.

•                    Review the role, duties and responsibilities of the Company’s Risk Oversight Committee and review and approve the Charter of the Risk Oversight Committee and the Risk Management Policy.

•                    Receive periodic reports from the Risk Oversight Committee, including annual review of the Business Risk Profile, and other reports related to market and credit risk management, model risk management, operational and operating risk management and finance, liquidity, interest rate and currency risk management activities.

Additional Responsibilities

•                    Review with the internal auditors and the Auditor the coordination of their respective activities.

•                    Evaluate the performance of the Committee annually, and review and assess the adequacy of the Committee’s Charter annually and recommend any revisions deemed appropriate to the Board of Directors.

•                    Consistent with the fact that the Committee’s primary responsibility is one of oversight, it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the Company’s outside auditors are responsible for auditing those financial statements. Additionally, it is recognized that the Committee relies on the Company’s financial management, including the internal audit staff, and the Company’s outside auditors, and that in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

V.            Outside Advisors

The Committee shall have the authority to engage independent counsel and other advisers, as the Committee determines necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the Auditor and to any advisers retained by the Committee, and the administrative expenses of the Committee.

PROXY

MIRANT CORPORATION

1155 PERIMETER CENTER WEST

ATLANTA, GA 30338

This proxy is solicited by the Board of Directors of the Company

The undersigned hereby appoints Edward R. Muller and James V. Iaco as proxies, each with the power to appoint his or her substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Mirant Corporation held of record by the undersigned at the close of business on March 24, 2006 at the Annual Meeting of Stockholders to be held on May 9, 2006, or any adjournment or adjournment thereof.

If any other business may properly come before the meeting the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued on next page)

Address Change/Comments (Mark the corresponding box on the revese side)

 FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner, directed by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees listed under Item 1 and in favor of Item 2.

							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Item 1. Election of nine Directors for Term Ending in 2007				Item 2.	Ratification of Appointment of KPMG LLP as Independent Auditor for 2006	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees: 01 Thomas W. Cason 02 A.D. (Pete) Correll 03 Terry G. Dallas 04 Thomas H. Johnson 05 John T. Miller	06 Edward R. Muller 07 Robert C. Murray 08 John M. Quain 09 William L. Thacker	FOR the nominees listed below (except as marked to the contrary below)	☐	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTIONS: To withhold authority for any individual nominee write the number of each nominee you wish to withhold on the line(s) below:		WITHHOLD AUTHORITY to vote for the nominee(s) listed below	☐		PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL STOCKHOLDERS MEETING			☐

Signature	Signature	Date

Please sign exactly as the name appears herein. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, Trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

 FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/mir Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.